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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LEAPNET, INC.

SPRI, LTD.

AND

SPRI ACQUISITION CORP.

Dated as of November 21, 2001

i

ii

AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER, dated as of November 21, 2001 (this "Agreement"), is made and entered into by and among LEAPNET, INC., a Delaware corporation (the "Company"), SPRI, LTD., a Delaware corporation ("Parent"), and SPRI ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser").

RECITALS

    WHEREAS, it is proposed that Parent shall cause Purchaser to commence a tender offer (the "Tender Offer"), in reliance upon the terms of this Agreement, to acquire any and all of the outstanding shares of common stock, par value $0.01 per share, of the Company ("Common Stock"), for an amount equal to $1.85 per share (such amount, or any greater amount per share of Common Stock paid pursuant to the Tender Offer, being hereinafter referred to as the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions provided herein;

    WHEREAS, no later than ten Business Days after the date hereof, to induce the Company to enter into this Agreement, the Company, Parent and Purchaser will enter into a Contribution and Stockholder Support Agreement (the "Contribution Agreement") with Robert M. Figliulo and David A. Figliulo (each, a "Significant Stockholder") in form and substance reasonably satisfactory to the parties under which each Significant Stockholder is, among other things, will agree to contribute all of such Significant Stockholder's shares of Common Stock to Purchaser on the terms and subject to the conditions set forth therein;

    WHEREAS, a special committee (the "Special Committee") of the board of directors (the "Board") of the Company has (i) determined that it would be advisable and is in the best interests of the Company and its stockholders (other than Parent and its Affiliates) to consummate the Tender Offer and the merger of Purchaser with and into the Company, with the Company being the surviving corporation (the "Merger"), upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law, as amended (the "DGCL"), (ii) determined that the Tender Offer, the Merger and this Agreement should be approved and declared advisable by the Board and (iii) resolved to recommend that the Company's stockholders accept the Tender Offer, tender their shares of Common Stock pursuant thereto and adopt this Agreement if submitted for their approval;

    WHEREAS, based on the unanimous recommendation of the Special Committee, the Board has (i) determined that it would be advisable and is in the best interests of the Company and its stockholders to consummate the Tender Offer and the Merger upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, (ii) approved and declared advisable the Tender Offer, the Merger and this Agreement and (iii) resolved to recommend that the Company's stockholders accept the Tender Offer, tender their shares of Common Stock pursuant thereto and adopt this Agreement if submitted for their approval; and

    WHEREAS, each of the board of directors of Parent and Purchaser have approved this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Purchaser hereby agree as follows:

ARTICLE 1.

THE OFFER

    SECTION 1.01  THE TENDER OFFER.

    (a) Provided that none of the events set forth in ANNEX A hereto shall have occurred or be existing and provided that this Agreement shall not have been terminated in accordance with Article 9 hereof, as soon as reasonably practicable (but in no event later than fifteen Business Days from the public announcement of the terms of this Agreement), Parent shall cause Purchaser to commence the Tender Offer. The initial expiration date of the Tender Offer shall be the twentieth Business Day from and after the date the Tender Offer is commenced (the "Initial Expiration Date"). The obligation of Parent to cause Purchaser to commence the Tender Offer and to accept for payment and pay for shares of Common Stock tendered pursuant to the Tender Offer shall be subject only to the conditions set forth in ANNEX A hereto, any of which conditions may be waived by Purchaser in its sole discretion. The conditions to the Tender Offer set forth in ANNEX A are for the sole benefit of Parent and Purchaser and may be asserted by Parent and Purchaser regardless of the circumstances giving rise to any such condition. Purchaser expressly reserves the right to amend or make changes to the terms and conditions of the Tender Offer; PROVIDED, HOWEVER, that, without the prior written consent of the Company (expressed in a resolution adopted by both the Special Committee and the Board), Purchaser shall not (i) waive the Minimum Condition (as defined in ANNEX A), (ii) reduce the number of shares of Common Stock subject to the Tender Offer, (iii) extend the Tender Offer, (iv) decrease the Offer Price or change the form of consideration to be paid in the Tender Offer, (v) impose any additional conditions to the Tender Offer from those set forth in ANNEX A hereto, (vi) otherwise amend the Tender Offer in a manner that would adversely affect any of the holders of shares of Common Stock other than Parent, Purchaser or any of their respective Affiliates or (vii) impose additional conditions to the Tender Offer other than such conditions required by applicable law. The Company agrees that no shares of Common Stock held by the Company will be tendered pursuant to the Tender Offer. Notwithstanding anything in this Agreement to the contrary, without the consent of the Company, Purchaser shall have the right to extend the Tender Offer beyond the Initial Expiration Date in the following events: (i) from time to time if, at the Initial Expiration Date (or extended expiration date of the Tender Offer, if applicable), any of the conditions to the Tender Offer shall not have been satisfied or waived; (ii) for any period required by applicable law or regulation including, without limitation, by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof; (iii) if all of the conditions to the Tender Offer are satisfied or waived but the number of shares of Common Stock validly tendered and not withdrawn is insufficient to result in Purchaser owning at least ninety percent of the then outstanding number of shares of Common Stock on a fully-diluted basis; or (iv) pursuant to an amendment to the Tender Offer providing for a "subsequent offering period" to the extent permitted under, and in compliance with, Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided that the Tender Offer shall not be extended more than twenty (20) Business Days, in the aggregate, beyond the Initial Expiration Date under any or all of the above circumstances. Following the satisfaction or waiver of the conditions to the Tender Offer, Parent shall cause Purchaser to accept for payment, in accordance with the terms of the Tender Offer, all shares of Common Stock validly tendered pursuant to the Tender Offer and not withdrawn as soon as it is permitted to do so pursuant to applicable law.

    (b) The Company shall publicly announce the signing of this Agreement on the date it is signed and Parent shall cause Purchaser to file a Schedule TO-C with the SEC and the Company shall file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. Parent shall cause Purchaser to file with the SEC on the date that the Tender Offer is commenced (i) a Tender Offer Statement on Schedule TO (together with any supplements or amendments thereto, the "Schedule TO"), which will contain, among other things, the offer to purchase, form of the related letter of transmittal and summary advertisement (together with any supplements or amendments thereto, the "Tender Offer Documents"), and (ii) together with Parent and the Company, a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the Tender Offer, which shall be filed as a part of the Schedule TO. The Tender Offer Documents shall comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied by the Company in writing expressly for inclusion in the Tender Offer Documents. Each of Parent and Purchaser further agrees to take all steps necessary to cause the Tender Offer Documents to be filed with the SEC and to be disseminated to holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. Each of Parent and Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Tender Offer Documents if and to the extent that it shall have become false and misleading in any material respect and Parent further agrees to cause Purchaser to take all steps necessary to cause the Tender Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given the opportunity to review and comment on the Schedule TO before any filing with the SEC. In addition, Parent and Purchaser agree to provide the Company and its counsel with any comments or other communications that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Tender Offer Documents promptly after the receipt of such comments or other communications.

    SECTION 1.02  COMPANY ACTION.  Concurrently with the filing of the Schedule TO, the Company shall file with the SEC and mail to the holders of shares of Common Stock a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any supplements or amendments thereto, the "Schedule 14D-9"). The Schedule 14D-9 will set forth, and the Company hereby represents to Parent and Purchaser, that (a) the Special Committee, at a meeting thereof duly called and held, has (i) determined that this Agreement, the Tender Offer and the Merger would be advisable and are in the best interests of the Company and its stockholders (other than Parent and its Affiliates); (ii) determined that this Agreement, the Tender Offer and the Merger should be approved and declared advisable by the Board; and (iii) resolved to recommend that the Company's stockholders accept the Tender Offer, tender their shares of Common Stock pursuant thereto and adopt this Agreement if submitted for their approval; (b) the Board, at a meeting duly called and held, has (i) determined that this Agreement, the Tender Offer and the Merger would be advisable and are in the best interests of the Company's stockholders (other than Parent and its Affiliates); (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation the Tender Offer and the Merger; and (iii) resolved to recommend that the Company's stockholders accept the Tender Offer, tender their shares of Common Stock pursuant thereto and adopt this Agreement if submitted for their approval; and (c) George K. Baum & Company ("George K. Baum"), the financial advisor to the Special Committee, has delivered to the Special Committee and the Board its written opinion that the consideration to be received by the stockholders of the Company (other than Parent and its Affiliates) pursuant to each of the Tender Offer and the Merger is fair to such stockholders from a financial point of view. If the Special Committee or the Board determines to withdraw, modify or amend its recommendations described above as a result of the existence of a Superior Proposal in conformity with Section 6.02 of this Agreement, such withdrawal, modification or amendment shall not constitute a breach of this Agreement but shall have the effects specified herein. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Purchaser in writing expressly for inclusion in the Schedule 14D-9. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and Purchaser, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given the opportunity to review and comment on the Schedule 14D-9 before any filing with the SEC. In addition, the Company agrees to provide Parent, Purchaser and their counsel with any comments or other communications that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.

    SECTION 1.03  STOCKHOLDER LISTS.  In connection with the Tender Offer, the Company shall promptly furnish Parent with mailing labels, security position listings of shares of Common Stock held in stock depositories and any available listing or computer file containing the names and addresses of the record holders of shares of Common Stock, each as of the most recent practicable date, and shall promptly furnish Parent with such additional information, including updated lists of stockholders, mailing labels and lists of securities positions and such other information and assistance as Parent or its agents may reasonably request in connection with communicating to the record and beneficial holders of shares of Common Stock with respect to the Tender Offer and the Merger.

    SECTION 1.04  DIRECTORS.

    (a) Upon the purchase of shares of Common Stock pursuant to the consummation of the Tender Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, as will give Purchaser representation on the Board equal to the product of (i) the number of directors on the Board and (ii) the percentage that the number of shares of Common Stock purchased by Parent or Purchaser or any affiliate thereof bears to the aggregate number of shares of Common Stock outstanding (the "Percentage"), and the Company shall, upon request by Purchaser, promptly increase the size of the Board or exercise its reasonable efforts to secure the resignations of such number of directors as is necessary to enable Purchaser's designees to be elected to the Board and shall cause Purchaser's designees to be so elected. The Company's obligations to seek to appoint designees to the Board shall be subject to Section 14(f) of the Exchange Act. The Company shall take all reasonably appropriate action necessary to effect any such election and shall, subject to the next succeeding sentence, include in the Schedule 14D-9 the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, directors and Affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding the foregoing, the parties hereto shall use their respective reasonable efforts to ensure that at least three of the independent members of the Board as of the date of this Agreement shall at all times prior to the Effective Time be Continuing Directors (as defined in Section 1.04(b)).

    (b) Following the election or appointment of Parent's designees pursuant to this Section 1.04 and prior to the Effective Time, the approval of a majority of the independent directors of the Company then in office and who are not Affiliates of, or designated by, Parent (the "Continuing Directors") shall be required to authorize (and such authorization shall constitute the authorization of the Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board, any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser and any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company. Notwithstanding the foregoing, the Board shall not take any action to dissolve the Special Committee prior to the Effective Time and the approval or consent of the Special Committee must be obtained where specifically required by this Agreement.

ARTICLE 2.

THE MERGER

    SECTION 2.01  THE MERGER.  Upon the terms and subject to the conditions set forth in Article 8, and in accordance with the DGCL, at the Effective Time (as defined below), Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). Purchaser may, upon notice to the Company, modify the structure of the Merger if Purchaser determines it advisable to do so because of tax or other considerations, and the Company shall promptly enter into any amendment to this Agreement necessary or desirable to accomplish such structural modification; provided, however, that no such amendment shall have an adverse effect upon the stockholders of the Company.

    SECTION 2.02  EFFECTIVE TIME; CLOSING.  As promptly as practicable and in no event later than the third Business Day following the satisfaction or, if permissible, waiver of the conditions set forth in Article 8 (or such other date as may be agreed in writing by the parties hereto), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger or a certificate of ownership and merger, as appropriate (either, the "Certificate of Merger"), with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL. The term "Effective Time" means the date and time of the filing with the Secretary of State of the State of Delaware of the Certificate of Merger (or such later time as may be agreed upon in writing by the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing (the "Closing") will be held at the principal office of Parent's counsel located at 225 West Wacker Drive, Suite 3000, Chicago, Illinois 60606 (or such other place as the parties hereto may agree).

    SECTION 2.03  EFFECT OF THE MERGER.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Purchaser and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Purchaser and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

    SECTION 2.04  CERTIFICATE OF INCORPORATION; BY-LAWS; DIRECTORS AND OFFICERS.

    (a) At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Certificate of Incorporation.

    (b) At the Effective Time, the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

    (c) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Purchaser at the Effective Time shall become the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall become the officers of the Surviving Corporation.

ARTICLE 3.

CONVERSION OF COMMON STOCK; EXCHANGE OF CERTIFICATES

    SECTION 3.01  CONVERSION.  At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or the holders of capital stock of the Company:

    (a) each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 3.04) and any shares to be canceled pursuant to Section 3.01(b) and other than any shares held by Parent, Purchaser or any of their respective Affiliates) shall be converted into the right to receive the Offer Price in cash (the "Merger Consideration"); and

    (b) each share of Common Stock and preferred stock of the Company held in the treasury of the Company or owned by the Company or any direct or indirect wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto; and

    (c) each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $[0.01] per share, of the Surviving Corporation.

    SECTION 3.02  EXCHANGE OF CERTIFICATES.

    (a)  Paying Agent.  Prior to the Effective Time, Parent shall designate a commercial bank or trust company having net capital of not less than $200 million, which shall be reasonably satisfactory to the Company, to act as paying agent hereunder (the "Paying Agent") and shall deposit or cause Purchaser to deposit with the Paying Agent immediately available funds in an amount sufficient for the payment of the aggregate Merger Consideration upon surrender of Certificates (as hereinafter defined) representing shares of Common Stock converted pursuant to Section 3.01(a) (such funds being hereinafter referred to as the "Exchange Fund").

    (b)  Exchange Procedures.  Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record (other than Parent or any direct or indirect wholly-owned subsidiary of Parent) of a certificate or certificates that immediately prior to the Effective Time represented shares of Common Stock (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and the Paying Agent shall pay, the Merger Consideration for each share of Common Stock formerly evidenced by such Certificate, and such Certificate shall thereupon be canceled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment to the holder of a Certificate that it be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder thereof or shall have established to the satisfaction of the Surviving Corporation that such taxes are not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.01(a). No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

    (c)  Termination Of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Common Stock who have not theretofore complied with this Article 3 shall thereafter look only to Parent for payment of the Merger Consideration to which they are entitled, without any interest thereon. Any portion of the Exchange Fund remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

    (d)  No Liability.  Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Common Stock for any amounts delivered to a public official pursuant to any abandoned property, escheat or similar law.

    (e)  Withholding Rights.  Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock such amounts as it is required to deduct and withhold with respect to the making of any payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state or local tax law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

    (f)  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as Parent or the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, without any interest thereon.

    (g)  Investment Of Funds.  The Paying Agent shall invest the funds constituting the Exchange Fund as directed by Parent. Any interest or other income resulting from such investment shall be paid to Parent.

    SECTION 3.03  STOCK TRANSFER BOOKS.  At the Effective Time, the stock transfer books of the Company shall be closed with respect to shares of Common Stock outstanding immediately prior to the Effective Time and there shall be no further registration of transfers of such shares thereafter on the records of the Company. From and after the Effective Time, the holders of shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided in this Agreement or by law.

    SECTION 3.04  APPRAISAL.  Notwithstanding anything in this Agreement to the contrary, if required by the DGCL, but only to the extent provided thereby, each share of Common Stock issued and outstanding immediately prior to the Effective Time and held by a person (a "Dissenting Stockholder") who has not voted in favor of the Merger and who complies with all the requirements of the DGCL concerning the right of stockholders to seek appraisal of their shares (collectively, the "Dissenting Shares") shall not be converted as described in this Article 3 but shall instead become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL. If, after the Effective Time, such Dissenting Stockholder withdraws his or her demand for appraisal or fails to perfect or otherwise loses his or her right of appraisal, in any case pursuant to the DGCL, each share of Common Stock of such Dissenting

Stockholder shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration (without any interest thereon). The Company shall give Parent prompt notice of any demands received by the Company for appraisal of any shares of Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

    SECTION 3.05  TREATMENT OF COMPANY OPTIONS.

    (a) At the Effective Time, each holder of a then-outstanding option to purchase shares of Common Stock under any plan, program or arrangement of the Company (collectively, the "Stock Option Plans"), whether or not then exercisable (individually, an "Option" and collectively, the "Options"), shall, in settlement thereof, receive for each share of Common Stock subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the difference between the Merger Consideration and the per share exercise price of such Option to the extent such difference is a positive number (such amount being hereinafter referred to as the "Option Consideration"). Upon receipt of the Option Consideration therefor, or if the difference between the Merger Consideration and the exercise price of any Option is not a positive number, each Option shall be deemed canceled to the extent provided in the Stock Option Plans. The surrender of an Option in exchange for the Option Consideration, or if the difference between the Merger Consideration and the exercise price of any Option is not a positive number, shall be deemed a release of any and all rights the holder had or may have had in respect of such Option to the extent provided in the Stock Option Plans. Either prior to or as soon as practicable following the consummation of the Tender Offer, the Board (or, if appropriate, any committee of the Board administering the Stock Option Plans) shall adopt such resolutions or take other such actions as are required to cause any Options that are not exercisable as of the date hereof to become exercisable at the Effective Time. All amounts payable pursuant to this Section 3.05(a) shall be subject to any required withholding of taxes and shall be paid without interest.

    (b) The obligation to make the cash payment described in Section 3.05(a): (i) shall be subject to the obtaining of any necessary consents of optionees to the cancellation of the applicable Options and (ii) shall not require any action that violates any of the Stock Option Plans. Upon the purchase of shares of Common Stock pursuant to the consummation of the Tender Offer, the Company shall use its reasonable efforts to adopt such amendments, modifications or resolutions of the Board with respect to the Stock Option Plans as may be permitted thereunder to provide that following the Effective Time no participant in the Stock Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of Parent, Purchaser, the Company or the Surviving Corporation and to terminate all such plans. Parent and Purchaser and their respective Affiliates shall cooperate with the Company with respect to any such steps, including, without limitation, by causing any notices required by the Stock Option Plans to be delivered to participants therein. Notwithstanding anything in Section 3.05 to the contrary, the failure of the Company to cause any of the actions set forth in this Section 3.05 to be taken, including, without limitation, with respect to termination of the Stock Option Plans or cancellation of the Options, shall not constitute a breach of the terms of, or a default under, this Agreement; provided the Company shall be required to use its reasonable efforts as specified above.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Purchaser as follows:

    SECTION 4.01  ORGANIZATION.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

    SECTION 4.02  AUTHORITY RELATIVE TO THIS AGREEMENT.

    (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, have been duly authorized by the Board and no other corporate or stockholder proceedings on the part of the Company are required to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to the Merger and to the extent required by the DGCL, (i) the adoption of this Agreement by the affirmative vote of the holders entitled to cast a majority of the votes represented by the outstanding Common Stock and (ii) the filing and recordation of the Certificate of Merger in accordance with the DGCL. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery hereof by Parent and Purchaser) constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (x) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors' rights generally and (y) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    (b) (i) The Special Committee has been duly authorized and constituted, (ii) the Special Committee, at a meeting thereof duly called and held on November 21, 2001, (A) determined that this Agreement, the Tender Offer and the Merger would be advisable and are in the best interests of the Company and its stockholders (other than Parent and its Affiliates), (B) determined that this Agreement, the Tender Offer and the Merger should be approved and declared advisable by the Board and (C) resolved to recommend that the Company's stockholders accept the Tender Offer, tender their shares of Common Stock pursuant thereto and approve this Agreement if submitted for their approval and (iii) the Board, at a meeting thereof duly called and held on November 21, 2001, (A) determined that this Agreement and the Merger would be advisable and are in the best interests of the Company and its stockholders (other than Parent and its Affiliates), (B) approved and declared advisable this Agreement, the Tender Offer and the Merger and (C) resolved to recommend that the Company's stockholders accept the Tender Offer, tender their shares of Common Stock pursuant thereto and adopt this Agreement if submitted for their approval.

    SECTION 4.03  VOTE REQUIRED.  The affirmative vote of the holders entitled to cast a majority of the votes represented by the outstanding shares of Common Stock is the only vote of holders of any class or series of the Company's capital stock required to approve the Merger and adopt this Agreement under the DGCL, the Company's Certificate of Incorporation and the Company's By-laws.

    SECTION 4.04  CAPITALIZATION.  The authorized capital stock of the Company is as disclosed in the Company SEC Reports. Except as disclosed in the Company SEC Reports, no shares of capital stock of the Company are authorized, reserved for issuance or issued and outstanding. All of the outstanding shares of capital stock of the Company and each of the Company's subsidiaries are duly authorized, validly issued, fully paid and nonassessable.

    SECTION 4.05  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.  (a) Except for (i) applicable requirements of (A) the Exchange Act, (B) state securities or blue sky laws and (C) The Nasdaq Stock Market, Inc., (ii) the filing and recordation of the Certificate of Merger in accordance with the DGCL and (iii) consents required by Parent or its Affiliates, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby shall require on the part of the Company any filing with, or obtaining of, any permit, authorization, consent or approval of, or any notice to, any court, tribunal, legislative, executive or regulatory authority or agency (a "Governmental Entity"), except for such filings, permits, authorizations, consents, approvals or notices the failure of which to receive, obtain or make could not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Merger.

    (b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation of the Company or the By-laws of the Company or (ii) violate any law, statute, rule, regulation, order, writ, injunction or decree ("Law") applicable to the Company or any of its properties or assets except, in the case of clause (ii) for any thereof that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and could not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Merger. As used herein, the term "Material Adverse Effect" means a material adverse change in, or effect on, the tangible net worth of the Company (including a material worsening of current conditions caused by act of terrorism or war, whether or not declared), but shall not include any change, event, effect, occurrence or circumstance arising in connection with or as a result of (x) the announcement or performance of the transactions contemplated by this Agreement, in and of themselves, or (y) any announcement or other communication of Parent or any Affiliate thereof of the plans or intentions of Parent with respect to any conduct of any business of the Company.

    SECTION 4.06  SEC FILINGS; FINANCIAL STATEMENTS.  (a) All forms, reports and documents filed by Leapnet, Inc., a Delaware corporation and predecessor to the Company ("Old Leapnet"), with the SEC between December 31, 1999 and May 1, 2000 did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact related to the business or operations of Old Leapnet as conducted prior to May 1, 2000 or omit to state a material fact related to the business or operations of Old Leapnet as conducted prior to May 1, 2000 required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

    (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules thereto) contained in the forms, reports and documents filed by the Company since December 31, 1999 relating to the business and operations of Old Leapnet as conducted prior to May 1, 2000 was prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and in the case of the interim unaudited financial statements as permitted by Form 10-Q), and each fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount and except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

    SECTION 4.07  ABSENCE OF LITIGATION.  Except as otherwise known by Parent, Purchaser or their respective Affiliates, (a) there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any Governmental Entity or body, domestic or foreign, nor are there, to the Company's knowledge, any investigations or reviews by any Governmental Entity pending or threatened against, relating to or affecting, the Company or any of its subsidiaries that, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (b) neither the

Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree of any court or Governmental Entity which, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect.

    SECTION 4.08  OPINION OF FINANCIAL ADVISOR.  The Special Committee has received the written opinion of George K. Baum dated the date of this Agreement to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the stockholders of the Company (other than Parent and its Affiliates) from a financial point of view and such opinion has not been withdrawn. A copy of such opinion has been delivered to Parent and Purchaser.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

    Parent and Purchaser jointly and severally represent and warrant to the Company as follows:

    SECTION 5.01  ORGANIZATION.  Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Parent and Purchaser has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

    SECTION 5.02  AUTHORITY RELATIVE TO THIS AGREEMENT.  Each of Parent and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder. The execution and delivery of this Agreement by Parent and Purchaser, and the consummation of the transactions contemplated hereby, have been duly authorized by the respective boards of directors of each of Parent and Purchaser, and by Parent as the sole stockholder of Purchaser, and no other corporate proceeding on the part of Parent or Purchaser is required to authorize this Agreement or to consummate the transactions contemplated hereunder, other than the filing and the recordation of the Certificate of Merger in accordance with the DGCL. This Agreement has been duly executed and delivered by each of Parent and Purchaser and (assuming due and valid authorization, execution and delivery hereof by the Company) constitutes the valid and binding agreement of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditor's rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    SECTION 5.03  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) Except for (i) applicable requirements of (A) the Exchange Act, and (B) state securities and blue sky laws and (ii) the filing and recordation of the Certificate of Merger, in accordance with the DGCL, neither the execution and delivery of this Agreement by Parent and Purchaser, nor the consummation by Parent and Purchaser of the transactions contemplated hereby, shall require, on the part of Parent or Purchaser, any filing with, or obtaining of, any permit, authorization, consent or approval of, any Governmental Entity, except for such filings, permits, authorizations, consents or approvals the failure of which to make or obtain could not reasonably be expected to prevent or materially delay the consummation of the Merger.

    (b) Neither the execution and delivery of this Agreement by Parent or Purchaser, nor the consummation by Parent or Purchaser of the transactions contemplated hereunder, shall (i) conflict with or result in a breach of the certificate of incorporation or by-laws of Parent or Purchaser, or (ii) violate any law, statute, rule, regulation, order, writ, injunction or decree applicable to Parent or Purchaser, or any of their respective properties or assets, except, in the case of clause (ii), for such violations, breaches, defaults or rights which could not reasonably be expected to materially impair the ability of Parent or Purchaser to consummate the transactions contemplated hereby.

    SECTION 5.04  FINANCING.  At the consummation of the Tender Offer and at the Effective Time, Parent will have, or will cause Purchaser to have, funds available to it sufficient to pay the Merger Consideration and otherwise to satisfy its obligations hereunder, and to consummate the Tender Offer and the Merger on the terms contemplated hereby. The Significant Stockholders have delivered a letter to the Company pursuant to which they have acknowledged the obligations of Parent and Purchaser hereunder and agreed to cause Parent or Purchaser to have such sufficient funds.

    SECTION 5.05  PARENT-OWNED SHARES OF COMMON STOCK.  As of the date of this Agreement, Parent, Purchaser and their respective Affiliates own, in the aggregate, approximately 874,908 shares of Common Stock, all of which shares are beneficially owned by Robert Figliulo and David Figliulo.

ARTICLE 6.

COVENANTS

    SECTION 6.01  CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, which agreement shall not be unreasonably withheld, delayed or conditioned, neither the Board nor the Special Committee shall take or direct any officer, employee or agent of the Company to take any action (a) that shall cause the business of the Company or any of its subsidiaries to be conducted other than in the ordinary course of business consistent with past practice, (b) that shall result in the issuance of any shares of capital stock of any class, or any options, warrants or other convertible or exchangeable securities or other rights of any kind to acquire shares of capital stock of any class, or any other ownership interest in the Company or any of its subsidiaries (except for the issuance of shares of Common Stock issuable pursuant to options that are issued and outstanding on the date hereof), (c) to adopt a shareholder rights plan, (d) amend its Certificate of Incorporation or By-laws or (e) wind-up or otherwise eliminate the Special Committee.

    SECTION 6.02  NO SOLICITATION; ACQUISITION PROPOSALS.

    (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or representative or agent of the Company or any of its subsidiaries (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by the Company or any of its subsidiaries) to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action to facilitate the initiation of any inquiries or proposals regarding an Acquisition Proposal (as hereinafter defined), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or (iii) agree to approve or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prohibit the Company or the Board from taking and disclosing to stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act; and Provided, further, that nothing contained in this Agreement shall prevent the Company, the Special Committee or the Board from (x) providing information in response to an unsolicited request therefor by a Person that has made an unsolicited bona fide Acquisition Proposal; (y) participating in any negotiations or discussions with any Person who has made an unsolicited bona fide Acquisition Proposal; or (z) recommending such an Acquisition Proposal to the stockholders of the Company if, and only to the extent that, (i) in each such case referred to in clause (x), (y) or (z) above, the Special Committee or the Board determines in good faith (after consultation with outside legal counsel and George K. Baum or any other investment banker or attorney or accountant retained by the Special Committee, the Board or the Company) that such action is required in order for its members to comply with their fiduciary duties under applicable law (the parties hereto acknowledge and agree that, so long as this Section 6.02 has been complied with in all respects, any such action described in clauses (x) or (y) above shall be permitted to be taken regardless of whether it would be necessary under applicable law, if it is taken only with respect to a Superior Proposal (as defined below)) and (ii) in each case referred to in clause (x), (y) or (z) above, the Special Committee or the Board determines in good faith (after consultation with outside legal counsel and George K. Baum or any other investment banker or attorney or accountant retained by the Special Committee, the Board or the Company) that, if accepted, such Acquisition Proposal would constitute a Superior Proposal.

    As used in this Agreement, "Acquisition Proposal" means any proposal for any of the following: (i) a transaction pursuant to which any person (or group of persons) other than the Parent or its affiliates (a "Third Party") will acquire 20% or more of the outstanding shares of the Common Stock of the Company pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires 20% or more of the outstanding shares of the Common Stock of the Company or of the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company, and the entity surviving any merger or business combination including any of them) of the Company having a fair market value equal to 20% or more of the fair market value of all the assets of the Company immediately prior to such transaction, (iv) any public announcement by a Third Party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, (v) a self tender offer or (vi) any transaction subject to Rule 13(e)-3 under the Exchange Act other than the Merger.

    As used in this Agreement, "Superior Proposal" means an Acquisition Proposal that (i) is in the good faith judgment of the Special Committee after consultation with its financial advisor, reasonably likely to be consummated, taking into account all legal, financial and regulatory respects of the proposal, and (ii) the Special Committee determines in good faith, based upon such matters as it deems relevant, including consultation with its financial advisor and outside legal counsel, would, if consummated, result in a transaction more favorable to the Company's stockholders, other than Parent and its affiliates, from a financial point of view than the Merger.

    (b) Prior to providing any information to or entering into discussions with any person in connection with an Acquisition Proposal by a person as set forth in Section 6.02(a), the Special Committee shall receive from such person an executed confidentiality agreement in reasonably customary form and shall notify Parent (and in the case of an Acquisition Proposal that is received by the Company or Parent, such party shall immediately notify the Special Committee) orally and in writing of the existence of any Acquisition Proposal (and in the case of an Acquisition Proposal that is received by the Company or Parent, such notice shall include, without limitation, the material terms and conditions thereof including the identity of the Person making it) or any inquiries indicating that any Person is considering making or wishes to make an Acquisition Proposal, as promptly as practicable (but in no case later than the next business day) after its receipt thereof. The Company will, to the extent reasonably practicable inform Parent on a prompt basis of the status of any discussions or negotiations with any such Third Party, and any material changes to the terms and conditions of such Acquisition Proposal. At least five days prior to either (x) accepting any Superior Proposal or (y) any change by the Board or the Special Committee in their respective recommendations of the Merger (if following the receipt of any Acquisition Proposal), the Company shall advise Parent orally and in writing of such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal. During such five-day period, the Special Committee shall negotiate in good faith to determine whether Parent can or is willing to make a proposal that is superior to the Superior Proposal.

    (c) Subject to the foregoing provisions of this Section 6.02, the Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any person (other than Parent and Purchaser) conducted heretofore with respect to any of the foregoing. The Special Committee agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

    (d) The Company shall ensure that the officers and directors of the Company and its subsidiaries and any investment banker, financial advisor, attorney, accountant or other advisor or representative retained by the Company are aware of the restrictions described in this Section 6.02.

    SECTION 6.03  ACCESS TO INFORMATION.  Until the Effective Time, the Company shall afford to the officers, employees, accountants, counsel and other representatives of Parent, reasonable access during normal business hours to its properties, books, contracts, commitments and records; furnish to Parent all information concerning its business, properties, and personnel as Parent may reasonably request or has reasonably requested; and use reasonable best efforts to make available during normal business hours to the officers, employees, accountants, counsel and other representatives of Parent the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the Company's business, properties, prospects and personnel as Parent may reasonably request. Parent agrees to and shall cause its representatives to treat and hold as confidential all information relating to the Company; PROVIDED, HOWEVER, that this sentence shall not apply to (i) any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement and (ii) any information that, in Parent's sole discretion, is required to be disclosed pursuant to any applicable law.

    SECTION 6.04  CONSENTS; APPROVALS.  The Company, Parent and Purchaser shall each use its commercially reasonable efforts, and cooperate with each other, to obtain as promptly as practicable all consents, waivers, approvals, authorizations or orders and the Company, Parent and Purchaser shall make all filings required in connection with the authorization, execution and delivery of this Agreement by the Company, Parent and Purchaser and the consummation by them of the transactions contemplated hereby.

    SECTION 6.05  INDEMNIFICATION AND INSURANCE.

    (a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company (the "Covered Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party incurred in connection with any threatened or actual action, suit or proceeding based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, this Agreement or the transactions contemplated hereby, in each case to the fullest extent that a corporation is permitted by law to indemnify its own directors or officers, as the case may be. In the event any such claim, action, suit, proceeding or investigation is brought against any Covered Party, the indemnifying parties shall assume and direct all aspects of the defense thereof, including settlement, and the Covered Party shall cooperate in the defense of any such matter. The Covered Party shall have a right to participate in (but not control) the defense of any such matter with its own counsel and at its own expense. Notwithstanding the right of the indemnifying parties to assume and control the defense of such litigation, claim or proceeding, such Covered Party shall have the right to employ separate counsel and to participate in the defense of such litigation, claim or proceeding, and the indemnifying parties shall bear the fees, costs and expenses of such separate counsel and shall pay such fees, costs and expenses promptly after receipt of an invoice from such Covered Party if (i) the use of counsel chosen by the indemnifying parties to represent such Covered Party would present such counsel with a conflict of interest or (ii) the defendants in, or targets of, any such litigation, claim or proceeding shall have been advised by counsel that there may be legal defenses available to it or to other Covered Parties which are different from or in addition to those available to the indemnifying parties. The Covered Parties as a group shall be represented by a single law firm (plus no more than one local counsel in any jurisdiction) with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Covered Parties. Any Covered Party wishing to claim indemnification under this Section 6.05, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation (but the failure so to notify shall not relieve the indemnifying party from any liability which it may have under this Section 6.05, except to the extent such failure materially prejudices the indemnifying parties). Each Covered Party shall be entitled to the advancement of expenses to the full extent permitted by law in connection with any such action (subject to tendering any undertaking to repay such expenses, to the extent required by applicable law).

    (b) All rights to indemnification, all limitations on liability and all rights to advancement of expenses existing in favor of a Covered Party as provided herein or in the Company's Certificate of Incorporation or By-laws as in effect as of the date hereof shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of three years from the Effective Time to the extent such rights are consistent with applicable law; PROVIDED that in the event any claim or claims are asserted or made within such three-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; PROVIDED FURTHER that any determination required to be made with respect to whether a Covered Party's conduct complies with the standards set forth under applicable law or the Company's Certificate of Incorporation, or By-laws, as the case may be, shall be made by independent legal counsel selected by the Covered Party and reasonably acceptable to the Surviving Corporation.

    (c) In the event that the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 6.05, proper provision shall be made so that such successors, assigns and transferees, as the case may be, assume the obligations set forth in this Section 6.05, and none of the actions described in the foregoing clauses (i) or (ii) shall be taken until such provision is made.

    (d) Parent will cause the Surviving Corporation to purchase a three-year pre-paid noncancellable directors' and officers' liability insurance policy covering the Covered Parties, and their heirs and representatives, with respect to acts or failures to act prior to the Effective Time, in a single aggregate amount over the three-year period immediately following the Closing Date equal to the policy limits (but in no event less than $15.0 million of coverage) for the Company's current directors' and officers' insurance policies (the "Current Policies"), providing at least the same coverage as the Current Policies and containing terms and conditions no less advantageous to the Covered Parties than the Current Policies with respect to acts or failures to act before the Effective Time; provided, however, that the aggregate cost of such insurance policy over the three-year period shall not exceed $815,500; provided further, to the extent necessary to maintain such insurance policy at a cost to Parent of not more than $815,500, Parent may substitute therefore policies of at least the same financial coverage containing terms which may be less favorable.

    SECTION 6.06  NOTIFICATION OF CERTAIN MATTERS.  The Company shall give prompt notice to Parent, and Parent (on behalf of itself and Purchaser) shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event known to it, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be materially untrue or inaccurate; (ii) any failure of the Company or Parent or Purchaser, as the case may be, to comply with or satisfy, or the occurrence or non-occurrence of any event known to it, the occurrence or non-occurrence of which is reasonably likely to cause the failure by such party to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) the occurrence of any other event known to it which would be reasonably likely to cause any condition set forth in ANNEX A or Article 8 to be unsatisfied in any material respect at any time prior to the closing of the Tender Offer or the Effective Time, as the case may be; or (iv) any action, suit, proceeding, inquiry or investigation pending or, to the knowledge of the Company, threatened which questions or challenges the validity of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    SECTION 6.07  FURTHER ACTION.  Upon the terms and subject to the conditions hereof each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

    SECTION 6.08  PUBLIC ANNOUNCEMENTS.  Parent, Purchaser and the Company shall consult with each other before issuing any press release or making any public statement with respect to this Agreement, the Tender Offer, the Merger or the other transactions contemplated hereunder and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which shall not be unreasonably withheld; PROVIDED, HOWEVER, that any party may, without the prior consent of the others, issue such press release or make such public statement as may, upon the advice of counsel, be required by law or the rules and regulations of The Nasdaq Stock Market, Inc., in advance of obtaining such prior consent, in which case, the parties shall cooperate to reach mutual agreement as to the language of any such report, statement or press release. Immediately following the execution and delivery of this Agreement, Parent, Purchaser and the Company are each issuing press releases to be mutually agreed upon with respect to this Agreement, the Tender Offer, the Merger and the other transactions contemplated hereunder.

ARTICLE 7.

ADDITIONAL AGREEMENTS

    SECTION 7.01  MERGER WITHOUT STOCKHOLDERS' MEETING.  If, as a result of the purchase of shares of Common Stock pursuant to the Tender Offer and compliance with the terms of this Section 7.01, Purchaser owns in the aggregate at least 90% of the shares of Common Stock outstanding upon completion of the Tender Offer, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in Article 8 without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL (a "Short-Form Merger").

    SECTION 7.02  STOCKHOLDER APPROVAL REQUIRED.  If required by applicable law in order to consummate the Merger:

    (a) the Company (acting through the Board in accordance with its Certificate of Incorporation and By-laws and acting as soon as practicable following the acceptance for payment and purchase of shares of Common Stock by Purchaser pursuant to the Tender Offer) shall take all action necessary to seek approval of the Merger and adoption of this Agreement at a duly called and noticed meeting of the stockholders of the Company, which meeting shall be held as promptly as practicable following the consummation of the Tender Offer and the preparation of the Proxy Statement (as defined in Section 7.02(b)), or by written consent of the stockholders of the Company in lieu of such a meeting.

Each of Parent and Purchaser shall vote for or grant its consent to, as the case may be, with respect to all shares of Common Stock owned by it, the adoption of this Agreement.

    (b) If required by applicable law in order to consummate the Merger, as promptly as practicable after the acceptance for payment and purchase of shares of Common Stock by Purchaser pursuant to the Tender Offer, (i) Parent, Purchaser and the Company shall cooperate in preparing, and the Company shall cause to be filed with the SEC, a proxy statement or information statement that meets the requirements of the Exchange Act and the regulations promulgated thereunder (together with any amendments thereof or supplements thereto, the "Proxy Statement") to seek the approval and adoption of this Agreement by the stockholders of the Company. Each of Parent, Purchaser and the Company shall furnish all information as the other parties may reasonably request in connection with such actions and the preparation of the Proxy Statement.

    SECTION 7.03  COVENANTS RELATING TO PROXY STATEMENT.  If a Proxy Statement is required pursuant to Section 7.02 hereof:

    (a) The Proxy Statement shall include the recommendations of the Special Committee and the Board to the stockholders of the Company to vote in favor of the adoption of this Agreement. Except in compliance with Section 6.02, neither Special Committee nor the Board shall amend, modify, withdraw, condition or qualify its recommendation relating to this Agreement and the transactions contemplated hereby in a manner adverse to the Parent or take any action or make any statement inconsistent with such recommendation. Nothing in this section shall affect the Company's obligation to duly call and notice a meeting of the Company's stockholders as contemplated by Section 7.02(a) and to take all actions contemplated by Section 7.02(b) (regardless of whether the recommendation of the Special Committee or the Board shall have been withdrawn, modified or changed).

    (b) No amendment or supplement to the Proxy Statement will be made by the Company, Parent or Purchaser without the approval of the other parties (such approval not to be unreasonably withheld or delayed). Each of Parent, Purchaser and the Company will advise the other, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

    (c) The information supplied by the Company for inclusion in the Proxy Statement or any other documents to be filed with the SEC in connection with the Merger shall not, at the time the Proxy Statement is filed with the SEC and distributed to stockholders of the Company or at the time of the meeting of the Company's stockholders contemplated by Section 7.02(a), contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any of its subsidiaries, or their respective officers or directors, should be discovered by the Company that, pursuant to the Securities Act or the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Parent and Purchaser thereof. All documents that the Company is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

    (d) The information supplied in writing by Parent and Purchaser for inclusion in the Proxy Statement or any other documents to be filed with the SEC in connection with the Merger shall not, at the time the Proxy Statement is filed with the SEC and distributed to stockholders of the Company or at the time of the meeting of the Company's stockholders contemplated by Section 7.02(a), contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or Purchaser, or their respective officers or directors, should be discovered by Parent or Purchaser that, pursuant to the Securities Act or the Exchange Act, should be set forth in an amendment or a supplement to the Information Statement, Parent or Purchaser shall promptly inform the Company thereof. All documents that Parent or Purchaser is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

ARTICLE 8.

CONDITIONS TO THE MERGER

    SECTION 8.01  CONDITIONS TO THE OBLIGATIONS OF EACH PARTY.  The obligations of Parent, Purchaser and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

    (a)  Stockholder Approval.  If required by the DGCL, this Agreement shall have been adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company's Certificate of Incorporation.

    (b)  No Order.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or executive order or award (whether temporary, preliminary or permanent) (an "Order") that is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

    (c)  Purchase Of Shares.  Purchaser shall have purchased shares of Common Stock upon the expiration of the Tender Offer.

ARTICLE 9.

TERMINATION, AMENDMENT AND WAIVER

    SECTION 9.01  TERMINATION.  This Agreement may be terminated and the Tender Offer and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any adoption of this Agreement by the stockholders of the Company, as follows:

    (a) by mutual written consent duly authorized by the Boards of Directors of each of Parent, Purchaser and the Company (provided that such consent of the Board is approved by the Special Committee);

    (b) by Parent, Purchaser or the Company if a court of competent jurisdiction or Governmental Entity shall have issued a final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Tender Offer or the Merger;

    (c) by Parent, Purchaser or the Company if during the period between the date of this Agreement and the Effective Time, inclusive, any claim, action, suit, proceeding or investigation shall have been instituted or threatened in writing pursuant to which an unfavorable judgment, order, decree, stipulation or injunction sought by any person other than the parties to this Agreement or their respective Affiliates would reasonably be expected to (i) prevent consummation of any of the material transactions contemplated by this Agreement or (ii) cause any of the material transactions contemplated by this Agreement to be rescinded following the consummation thereof; provided, however, that this Section shall not apply to any litigation that has been filed prior to the date of this Agreement and as to which service of process has been received by Parent or the Company in response to Parent's announcement to engage in a going private transaction (the "Prior Litigation"), except that this Section shall apply to Prior Litigation if such Prior Litigation is amended in a manner that would be reasonably expected to result in the occurrence of any of the events contained in (i)-(ii) above;

    (d) by Parent at any time prior to the purchase of shares pursuant to the Tender Offer or consummation of the Merger, if the Special Committee or the Board shall have (i) failed to recommend, withdrawn or modified in a manner adverse to Parent or Purchaser, or publicly taken a position materially inconsistent with, its approval or recommendation of this Agreement, the Tender Offer, the Merger or the other transactions contemplated hereby or (ii) approved or recommended an Acquisition Proposal which constitutes a Superior Proposal;

    (e) by Parent if during the period between the date of this Agreement and the Effective Time, inclusive, there shall be any change, occurrence or situation (i) that does not arise out of facts or circumstances the existence or threat of which the Company demonstrates was known by Parent or Purchaser or their respective Affiliates and which facts or circumstances could reasonably have been expected to result in such change, occurrence or situation (other than facts or circumstances constituting force majeure or similar events), (ii) that is not the result of actions by Parent, Purchaser or any of their respective Affiliates and (iii) that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect; provided however, that any change, occurrence or situation that is directly or indirectly a consequence of a decision made by a stockholder of Parent or Purchaser in the good faith exercise of his business judgment in his capacity as a director, officer or employee of the Company shall not be deemed to be the result of actions or inactions by the Parent or Purchaser for purposes of this section, unless such stockholder of Parent or Purchaser was negligent in his actions or failure to act;

    (f)  prior to the purchase of shares pursuant to the Tender Offer or consummation of the Merger, by Parent upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue in any material respect ("Terminating Company Breach"); provided that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts within a period not to exceed twenty Business Days, as long as the Company continues to exercise such commercially reasonable efforts during such twenty Business Days, Parent and Purchaser may not terminate this Agreement under this Section 9.01(f);

    (g) prior to the purchase of shares pursuant to the Tender Offer or consummation of the Merger, by the Company (as agreed to by the Special Committee) upon a material breach of any representation, warranty, covenant or agreement on the part of Parent or Purchaser set forth in this Agreement, or if any representation or warranty of Parent or Purchaser shall have become untrue in any material respect ("Terminating Parent Breach"); provided that, if such Terminating Parent Breach is curable by Parent or Purchaser as the case may be, through the exercise of its commercially reasonable efforts within a period not to exceed twenty Business Days, as long as Parent or Purchaser, as the case may be, continues to exercise such commercially reasonable efforts during such twenty Business Days, the Company may not terminate this Agreement under this Section 9.01(g);

    (h) by the Company (as agreed to by the Special Committee) if due to an occurrence or circumstance, not involving a breach by the Company of its obligations hereunder, which would result in a failure to satisfy any of the conditions set forth in ANNEX A hereto or otherwise, Parent shall have failed to commence the Tender Offer within fifteen Business Days following the date of this Agreement, terminated the Tender Offer or permitted the Tender Offer to expire without the purchase of shares of Common Stock tendered thereunder;

    (i)  by Parent or the Company on or after February 28, 2002 if the Tender Offer terminates or expires on account of the failure of any condition specified in ANNEX A hereto without Purchaser having purchased any shares of Common Stock thereunder (provided that the right to terminate this Agreement under this Section 9.1(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of any such condition if Parent shall not have theretofore purchased shares of Common Stock pursuant to the Tender Offer solely as a result of a failure of any of the conditions set forth in ANNEX A hereto);

    (j)  by the Company or Parent, if any of the conditions set forth on ANNEX A hereto shall have become forever incapable of fulfillment, and shall not have been waived by all applicable parties;

    (k) by Parent or the Company if the Merger shall not have been consummated by March 31, 2002 (provided that the right to terminate this Agreement under this Section 9.01(k) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

    (l)  by the Company, prior to the consummation of the Tender Offer, if the Company approves, recommends or enters into an agreement providing for the Company to engage in a Superior Proposal; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 9.01(l) shall not be available if the Company has not provided Parent and Purchaser with at least five days' prior written notice of its intent to so terminate this Agreement together with a summary of the material terms and conditions of the Superior Proposal and paid a break-up fee upon termination as condition precedent; or

    (m) the Company, prior to the consummation of the Tender Offer, if the Contribution Agreement shall not be in full force or any Significant Stockholder shall have breached any material representation, warranty or covenant contained in the Contribution Agreement.

    The right of any party hereto to terminate this Agreement pursuant to this Section 9.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

    SECTION 9.02  EFFECT OF TERMINATION.  In the event of the termination of this Agreement pursuant to Section 9.01 by Parent or Purchaser, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Parent, Purchaser or the Company, except that Section 9.05, Section 10.01 and this Section 9.02 shall survive any termination of this Agreement. Nothing in this Section 9.02 shall relieve any party to this Agreement of liability for willful breach of this Agreement.

    SECTION 9.03  AMENDMENT.  To the fullest extent permitted by the DGCL, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that any such amendment must also be approved by the Special Committee. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    SECTION 9.04  WAIVER.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of another party hereto, (b) waive any inaccuracy in the representations and warranties of another party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of another party or condition to its own obligations contained herein; PROVIDED, HOWEVER, that, if the Company seeks to make such extension or waiver as provided in clause (b) above, it must first obtain the approval of the Special Committee. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

    SECTION 9.05  FEES AND EXPENSES.

    (a) Except as provided in paragraph (b) below, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Tender Offer, the Merger or any other transaction is consummated. "Expenses" as used in this Agreement shall include all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the Tender Offer, the Merger and the other transactions contemplated by this Agreement.

    (b) If this Agreement is terminated pursuant to subsection (d), (f) or (l) of Section 9.01, then the Company shall contemporaneously with such termination, pay to Parent $325,000 in immediately available funds.

ARTICLE 10.

GENERAL PROVISIONS

    Section 10.01  NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.  The representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time of the Merger; PROVIDED that this section shall not limit any agreement which by its terms contemplates performance after the Effective Time or after termination of this Agreement.

    SECTION 10.02  NOTICES.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee's location on any Business Day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next Business Day), by a nationally recognized overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

    If to Parent or Purchaser:

    c/o Leapnet, Inc.
    420 West Huron Street
    Chicago, IL 60610
    Telecopier No.: (312) 528-2601
    Attention: Robert M. Figliulo

    with a copy to:

    Wildman, Harrold, Allen & Dixon
    225 West Wacker Drive
    Suite 2800
    Chicago, IL 60606
    Telecopier No.: (312) 201-2555
    Attention: Donald E. Figliulo, Esq.

    If to the Company:

    Leapnet, Inc.
    420 West Huron Street
    Chicago, IL 60610
    Telecopier No.: (312) 528-2601
    Attention: Stephen Tober, President

    with a copy to:

    Jones, Day Reavis & Pogue
    77 West Wacker Drive
    Chicago, Illinois 60601
    Telecopier No.: (312) 782-8585
    Attention: Timothy J. Melton, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

    SECTION 10.03  ASSIGNMENT; BINDING EFFECT.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign any of its rights and obligations hereunder to one or more of its Affiliates; PROVIDED, HOWEVER, that no such assignment shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 6.05, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    SECTION 10.04  ENTIRE AGREEMENT.  This Agreement, the Contribution Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior representations, warranties, agreements and understandings among the parties, both written and oral, with respect thereto.

    SECTION 10.05  GOVERNING LAW.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

    SECTION 10.06  COUNTERPARTS.  This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement each signed by less than all, but together signed by all of the parties hereto. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    SECTION 10.07  HEADINGS.  Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

    SECTION 10.08  INTERPRETATION.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

    SECTION 10.09  WAIVERS.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. Any term, covenant or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only by a written notice signed by such party expressly waiving such term or condition. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

    SECTION 10.10  CERTAIN DEFINITIONS. As used in this Agreement:

    (a) The term "Affiliate," as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by," "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

    (b) A Person shall be deemed to "beneficially" own securities if such Person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time).

    (c) The term "Business Day" means any day on which commercial banks are open for business in Chicago, Illinois, other than a Saturday, a Sunday or a day observed as a holiday in Chicago, Illinois under the laws of the State of Illinois or the federal laws of the United States.

    (d) The term "Person" shall include individuals, corporations, partnerships, trusts, limited liability companies, associations, unincorporated organizations, joint ventures, other entities, groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act), labor unions or Governmental Entities.

    SECTION 10.11  SEVERABILITY.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent (and only to the extent) of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

    SECTION 10.12  ENFORCEMENT OF AGREEMENT.  The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement was not performed in accordance with its specific terms or as otherwise breached and that money damages would not be an adequate remedy for any breach of this Agreement. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court referred to in Section 10.05, this being in addition to any other remedy to which they are entitled at law or in equity or pursuant to this Agreement. In any such action for specific performance, each of the parties shall waive (i) the defense of adequacy of a remedy at law and (ii) any requirement for the securing and posting of any bond.

    SECTION 10.13  WAIVER OF JURY TRIAL.  EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

    SECTION 10.14  EXECUTION.  This Agreement may be executed by facsimile signatures by any party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

    [Signature Page Follows]

    IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

LEAPNET, INC.
By:	/s/ Stephen J. Tober Name: Stephen J. Tober Title: President and Chief Operating Officer
SPRI, LTD.
By:	/s/ Robert M. Figliulo Name: Robert M. Figliulo Title: Chief Executive Officer
SPRI ACQUISITION CORP.
By:	/s/ Robert M. Figliulo Name: Robert M. Figliulo Title: Chief Executive Officer

ANNEX A
CONDITIONS TO THE TENDER OFFER

    Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Agreement and Plan of Merger, dated as of November 21, 2001 (the "Merger Agreement"), by and among LEAPNET, INC., a Delaware corporation (the "Company"), SPRI, LTD., a Delaware corporation ("Parent"), and SPRI ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser").

    Notwithstanding any other term of the Merger Agreement, Purchaser shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) of the Exchange Act, any shares of Common Stock not theretofore accepted for payment or paid for and may terminate or amend the Tender Offer as to such shares of Common Stock unless there shall have been validly tendered and not withdrawn prior to the expiration of the Tender Offer that number of shares of Common Stock that, together with all shares of Common Stock contributed to Purchaser by the Significant Stockholders, would represent at least a majority of the outstanding shares of Common Stock (collectively, the "Minimum Condition"). Furthermore, notwithstanding any other term of the Tender Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Tender Offer if at any time on or after the date of the Merger Agreement and prior to the expiration of the Tender Offer, any of the following conditions exist or shall occur and remain in effect:

  (a)  any United States or state Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order that is in effect and that (i) materially restricts, prevents or prohibits consummation of the transactions contemplated by the Merger Agreement, including the Tender Offer or the Merger, (ii) prohibits or limits materially the ownership or operation by Parent of the business or assets of the Company or (iii) imposes material limitations on the ability of Parent or Purchaser to effectively exercise ownership rights of shares of Common Stock, including, without limitation, the right to vote any shares of Common Stock acquired by Purchaser pursuant to the Tender Offer or otherwise on all matters properly presented to Company's stockholders, including, without limitation, the adoption of the Merger Agreement;

  (b)  any claim, action, suit, proceeding or investigation shall have been instituted or threatened in writing pursuant to which an unfavorable judgment, order, decree, stipulation or injunction sought by any person other than the parties to the Merger Agreement or their respective affiliates would reasonably be expected to (i) prevent consummation of any of the material transactions contemplated by the Merger Agreement or (ii) cause any of the material transactions contemplated by the Merger Agreement to be rescinded following the consummation thereof; provided, however, that this Section shall not apply to any Prior Litigation, except that this Section shall apply to Prior Litigation if such Prior Litigation is amended in a manner that would be reasonably expected to result in the occurrence of any of the events contained in (i)-(ii) above;

  (c)  there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended or issued and applicable to or deemed applicable to (i) Parent, Purchaser, the Company or any subsidiary of any of them or (ii) the Tender Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign which could reasonably be expected to directly or indirectly, result in any of the consequences referred to in clauses (i) through (iii) of paragraph (a) above;

  (d)  any of the representations or warranties made by the Company in this Agreement that are qualified as to materiality shall be untrue or incorrect in any respect or any such representations

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  and warranties that are not so qualified shall be untrue or incorrect in any material respect, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date;

  (e)  the Company shall have breached or failed in any respect to perform or comply with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it;

  (f)  the Special Committee or the Board shall, in connection with any Acquisition Proposal which constitutes a Superior Proposal, have withdrawn or modified in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its approval of the Merger Agreement and the transactions contemplated thereby, or its recommendation that the holders of the shares of Common Stock accept the Tender Offer, tender their shares of Common Stock pursuant thereto and adopt the Merger Agreement if submitted for their approval or shall have approved or recommended any Acquisition Proposal which constitutes a Superior Proposal;

  (g)  the Merger Agreement shall have been terminated in accordance with its terms; or

  (h)  there shall be any change, occurrence or situation (i) that does not arise out of facts or circumstances the existence or threat of which the Company demonstrates was known by Parent or Purchaser or their respective Affiliates and which facts or circumstances could reasonably have been expected to result in such change, occurrence or situation (other than facts or circumstances constituting force majeure or similar events), (ii) that is not the result of actions by Parent, Purchaser or any of their respective Affiliates and (iii) that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect; provided, however, that any change, occurrence or situation that is directly or indirectly a consequence of a decision made by a stockholder of Parent or Purchaser in the good faith exercise of his business judgment in his capacity as a director, officer or employee of the Company shall not be deemed to be the result of actions or inactions by the Parent or Purchaser for purposes of this section, unless such stockholder of Parent or Purchaser was negligent in his actions or failure to act;

    PROVIDED, HOWEVER, that neither Parent nor Purchaser shall be entitled to amend or terminate the Tender Offer if it is in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement.

    The foregoing conditions may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent.

    The failure by Parent or Purchaser at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such rights and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Should the Tender Offer be terminated pursuant to the foregoing provisions, all tendered shares of Common Stock not theretofore accepted for payment shall forthwith be returned by the Paying Agent to the tendering stockholders.

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QuickLinks

  Exhibit 2.1
TABLE OF CONTENTS
ARTICLE 1.
ARTICLE 2.
ARTICLE 3.
ARTICLE 4.
ARTICLE 5.
ARTICLE 6.
ARTICLE 7.
ARTICLE 8.
ARTICLE 9.
ARTICLE 10.
ANNEX A CONDITIONS TO THE TENDER OFFER